Exhibit 99.1

FOR IMMEDIATE RELEASE: March 1, 2012

Contact:	Herbert E. Marth, Jr.
President & Chief Executive Officer
Phone:	804-403-2116
Email:	hmarth@centralvabank.com
Website:	www.centralvabank.com

CENTRAL VIRGINIA BANKSHARES REPORTS FULL YEAR 2011 AND FOURTH QUARTER 2011 FINANCIAL RESULTS

POWHATAN, VA – March 1, 2012 /PR Newswire-FirstCall/ Central Virginia Bankshares, Inc. (NASDAQ: CVBK) and Central Virginia Bank announced that the Company recorded net income of $778 thousand for the twelve months ended December 31, 2011, and after the effect of the unpaid preferred stock dividends of $642 thousand, net income available to common shareholders totaled $136 thousand or $0.05 per basic and diluted share.  This compares to the twelve months ended December 31, 2010 net loss of $15.3 million, and after the effect of unpaid preferred stock dividends of $642 thousand, a net loss available to common shareholders of $15.9 million or $(6.06) per basic and diluted share. During 2010, the Company established a deferred tax asset valuation allowance against the deferred tax asset and accordingly recorded a tax expense of $9.7 million, which is reflected in the net income results for the twelve months ended December 31, 2010.

For the fourth quarter of 2011, the Company recorded net income of $120 thousand, and after the effect of unpaid preferred stock dividends of $161 thousand, net loss available to common shareholders totaled $41 thousand or $(0.02) per basic and diluted share.  This compares to the fourth quarter 2010 net loss of $2.1 million, and after the effect of unpaid preferred stock dividends of $161 thousand, a net loss available to common shareholders of $2.3 million or $(0.86) per basic and diluted share.

Herb Marth, President and Chief Executive Officer, commented that “The positive results for 2011 show the full effect of the actions we have taken to return your Company to profitability while improving our asset quality and increasing regulatory capital.  Although we still face many challenges with our current economic and interest rate environment, we continue to focus on providing the high level of service our customers have come to expect of their bank. It has been reassuring to have the loyalty and support of our customers during these demanding times.  Over the past year, while we have concentrated on serving our customers, we have also made our Company leaner, more efficient and most importantly, we have strengthened our balance sheet.  Although it will be some time before our economy has fully recovered, Central Virginia Bank has positioned itself to take advantage of any improving economic environment.”

Highlights for 2011:
•	Net income available to common shareholders of $136 thousand for 2011 compared to a net loss of $15.9 million for 2010.
•	Provision for loan losses was $2.4 million for 2011 compared to $7.8 million for 2010, as asset quality stabilized.
•	Non-interest expense declined $2.5 million or 17% for 2011 compared to 2010, as a result of an ongoing monitoring of Company wide expenses.
•	Nonperforming assets declined 2% from December 31, 2010.
•	Charge offs were $3.6 million for 2011 compared to $8.4 million for 2010.
•	Total risk based capital for Central Virginia Bank at December 31, 2011 improved to 9.8% compared to 8.2% at December 31, 2010.

Balance Sheet
During 2011, the Company has been successful in implementing its strategy of shrinking the balance sheet, investing in securities with low credit risk and thereby improving its regulatory risk adjusted capital position.  Average total assets were $396.2 million for the fourth quarter of 2011, a decline of $21.9 million or 5.2% compared to $418.1 million for the fourth quarter of 2010. Due to management’s strategic decision to shrink the balance sheet, the Bank has seen its risk based capital ratio improve to 9.8% at December 31, 2011 from 8.2% at December 31, 2010.

The following table provides information regarding the changes in the Company’s average balances:

Dollars in 000’s	Average Balances for the Three Months Ended
	December 31, 2011	December 31, 2010	Percent Change

Investment securities(1)	$126,813	$95,538	33%
Loans	229,595	267,981	(14)%
Federal funds sold	13,879	18,160	(24)%
Average earning assets(1)	370,287	381,679	(3)%
Average assets	396,198	418,099	(5)%
Interest bearing deposits (2)	135,566	118,789	14%
Certificate of deposits	161,507	194,910	(17)%
Non-interest bearing deposits	36,576	37,855	(3)%
Borrowings	46,697	48,152	(3)%
Shareholders’ equity	13,248	16,157	(18)%
(1)	Average balances exclude market value adjustments
(2)	Interest bearing deposits consist of interest checking, money market and savings account.

Dollars in 000’s	Average Balances for the Twelve Months Ended
	December 31, 2011	December 31, 2010	Percent Change

Investment securities(1)	$108,044	$113,618	(5)%
Loans	242,481	281,155	(14)%
Federal funds sold	21,466	14,069	53%
Average earning assets(1)	371,991	408,842	(9)%
Average assets	401,547	446,941	(10)%
Interest bearing deposits (2)	130,789	119,314	10%
Certificate of deposits	171,426	210,282	(18)%
Non-interest bearing deposits	36,057	38,163	(6)%
Borrowings	47,109	52,546	(10)%
Shareholders’ equity	12,853	25,337	(49)%
(1)	Average balances exclude market value adjustments
(2)	Interest bearing deposits consist of interest checking, money market and savings account.

Net Interest Income
Net interest income for the fourth quarter of 2011 was $2.7 million compared to $2.7 million for the fourth quarter of 2010. Net interest margin for the fourth quarter of 2011 was 2.87%, compared to 2.86% for the fourth quarter of 2010. Interest income for the fourth quarter of 2011 was $4.0 million compared to $4.6 million for the fourth quarter of 2010, a decline of 13%.  Interest expense for the fourth quarter of 2011 was $1.4 million compared to $1.9 million for the fourth quarter of 2010, a decline of 28%.  The decline in interest income was due to the decrease in average earning assets of $11.4 million, which was primarily driven by decline of the loan portfolio, and the increase in investment securities that have low credit risk and generate lower yields.  The decline in interest expense was due to the strategic decision to lower interest rates on deposits, and the reduction of certificates of deposits by $33.4 million.

The following table provides the yield on average earning assets, average interest bearing liabilities, and net interest margin for the three months and twelve months ended December 31, 2011 and 2010:

Dollars in 000’s	For the Three Months Ended
	December 31, 2011		December 31, 2010
	Interest	Yield(1)	Interest	Yield(1)
Interest Income:
Loans	$3,279	5.71%	$3,728	5.56%
Investment securities	750	2.37%	908	3.80%
Fed funds sold	8	0.23%	10	0.22%
Total	4,037	4.36%	4,646	4.87%
Interest Expense:
Interest bearing deposits	197	0.58%	233	0.78%
Certificate of deposits	767	1.90%	1,234	2.53%
Borrowings	414	3.55%	450	3.74%
Total	1,378	1.60%	1,917	2.12%

Net interest spread	$2,659	2.76%	$2,729	2.75%

Net interest margin(2)	2.87%		2.86%
(1)	Yield percentages are annualized.
(2)	Net interest margin is calculated as interest income less interest expense divided by average earning assets.

Dollars in 000’s	For the Twelve Months Ended
	December 31, 2011		December 31, 2010
	Interest	Yield	Interest	Yield
Interest Income:
Loans	$13,802	5.69%	$16,132	5.74%
Investment securities	3,163	2.93%	4,824	4.25%
Fed funds sold	41	0.19%	32	0.23%
Total	17,006	4.57%	20,988	5.13%
Interest Expense:
Interest bearing deposits	884	0.68%	1,089	0.91%
Certificate of deposits	3,745	2.18%	5,855	2.78%
Borrowings	1,708	3.63%	1,839	3.50%
Total	6,337	1.81%	8,783	2.30%

Net interest spread	$10,669	2.76%	$12,205	2.84%

Net interest margin(1)	2.87%		2.99%
(1)	Net interest margin is calculated as interest income less interest expense divided by average earning assets.

Non-interest income
Total non-interest income for the fourth quarter of 2011 was $941 thousand, a decrease of $770 thousand or 45% compared to $1.7 million for the fourth quarter of 2010. The decrease is due primarily to a decrease of $678 thousand in the gain on sales of securities for the fourth quarter of 2011 compared to the fourth quarter of 2010.  Additional declines in non-interest income of $33 thousand and $21 thousand were related to deposit fees and charges, and other service charges, commissions and fees, respectively.  Deposit fees and other services charges are impacted by the changes relating to overdraft rules for debit and ATM cards effective during the third quarter of 2010 and the elimination of the mortgage lending platform effective January 1, 2011.

Non-interest expense
Total non-interest expense for the fourth quarter of 2011 was $3.0 million, a decrease of $889 thousand or 23% compared to $3.9 million for the fourth quarter of 2010. The decrease is due primarily to the following:

•	Salaries and benefits were $991 thousand for the fourth quarter of 2011, a decrease of $465 thousand compared to the fourth quarter of 2010.
•	FDIC insurance expense was $225 thousand for the fourth quarter of 2011, a decrease of $139 thousand compared to the fourth quarter of 2010.
•	Legal, professional and consulting fees were $272 thousand for the fourth quarter of 2011, a decrease of $224 thousand compared to the fourth quarter of 2010.
•	There was no loss on securities recognized in the fourth quarter of 2011, an improvement of $168 thousand compared to the fourth quarter of 2010.
•	The decreases to non-interest expense were offset by OREO provision required for the fourth quarter of 2011 of $175 thousand, an increase of $130 thousand compared to the fourth quarter of 2010.

The Company continues to closely manage all expense categories to identify opportunities where savings may be recognized. Reducing expenses will improve current and benefit future periods and is consistent with the goal of improving the Company’s efficiency ratio.  The Company’s efficiency ratio for the fourth quarter of 2011 was 82.77% an improvement from 87.13% for the fourth quarter of 2010.

Asset Quality
Total non-performing assets at the end of the fourth quarter were $42.8 million, an increase of $700 thousand or 2% compared to $42.1 million at September 30, 2011 and a decrease of $900 thousand or 2% compared to $43.7 million at December 31, 2010. The change from December 31, 2010 to December 31, 2011 resulted primarily from an $8.6 million decrease in loans on nonaccrual.  The improvements in nonaccrual loans were offset by an increase of $1.3 million of restructured loans, which were performing within their modified terms, an increase of $4.4 million in other real estate owned and a $1.6 million increase in other non-performing assets. The Company continues to focus on managing the loan portfolio and non-performing assets.

The reserve for loan losses was $9.3 million or 4.16% of loans at December 31, 2011, compared to $9.9 million or 4.24% of loans at September 30, 2011 and $10.5 million or 4.03% of loans at December 31, 2010.

At the end of the fourth quarter of 2011, the Bank’s tier 1 risk-based capital ratio and leverage ratio remain above levels to be “well capitalized” and the total risk based capital ratio remains above the level to be “adequately capitalized”.

About Central Virginia Bankshares, Inc.

Central Virginia Bankshares, Inc. is the parent of Central Virginia Bank, a 38 year old $400 million community bank with its headquarters and main office in Powhatan County, and six additional branch offices; two branches in the adjacent County of Cumberland, three branches in western Chesterfield County, and one branch in western Henrico County. Central Virginia Bankshares, Inc. trades under the symbol CVBK (NASDAQ).

Cautionary Statement about Forward-Looking Information

In accordance with the Private Securities Litigation Reform Act of 1995, we caution you that this news release contains forward-looking statements about our future financial performance and business. We make forward-looking statements when we use words such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “may,” “can,” “will,” “outlook,” “project,” “appears” or similar expressions.  Forward-looking statements in this news release include, among others, statements about our future capital raise.

Do not unduly rely on forward-looking statements as actual results could differ materially from expectations. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date. Several factors could cause actual results to differ materially from expectations including: current and future economic and market conditions, including the effects of further declines in housing prices and high unemployment rates; our capital requirements and our ability to generate capital internally or raise capital on favorable terms; the terms of capital investments or other financial assistance provided by the U.S. government; financial services reform; recognition of other than-temporary impairment on securities held in our available-for-sale portfolio; the effect of changes in interest rates on our net interest margin; our ability to sell more products to our customers; the effect of the economic recession on the demand for our products and services; changes in our accounting policies or in accounting standards or in how accounting standards are to be applied; mergers and acquisitions; federal and state regulations; reputational damage from negative publicity, fines, penalties and other negative consequences from regulatory violations; the loss of checking and saving account deposits to other investments such as the stock market; and fiscal and monetary policies of the Federal Reserve Board. There is no assurance that our allowance for credit losses will be adequate to cover future credit losses, especially if credit markets, housing prices, and unemployment do not improve. Increases in loan charge-offs or in the allowance for credit losses and related provision expense could materially adversely affect our financial results and condition. For more information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2010, including the discussions under “Risk Factors” in that report, as filed with the SEC and available on the SEC’s website at www.sec.gov. Any factor described above or in our SEC reports could, by itself or together with one or more other factors, adversely affect our financial results and condition.

Source:	Central Virginia Bankshares, Inc.
Website:	www.centralvabank.com

Contact:	Herbert E. Marth, Jr.
President & Chief Executive Officer
Central Virginia Bankshares, Inc. 804-403-2116

SELECTED FINANCIAL DATA FOR CENTRAL VIRGINIA BANKSHARES, INC.
Dollars in 000’s, except per share data	Three Months Ended (unaudited)		Twelve Months Ended (unaudited)
	December 31, 2011	December 31, 2010	December 31, 2011	December 31, 2010

Net income (loss)	$120	$(2,101)	$778	$(15,251)
Net income (loss) available to common shareholders	(41)	(2,261)	136	(15,893)
Interest income & fees on loans	3,279	3,728	13,802	16,132
Interest income on investments	750	908	3,163	4,824
Interest income on fed funds sold	8	10	41	32
Interest expense on deposits	964	1,467	4,629	6,944
Interest expense on borrowings	414	450	1,708	1,839
Net interest income	2,659	2,729	10,669	12,205
Loan loss provision	500	2,662	2,360	7,784
Non-interest income	941	1,711	4,749	4,734
Non-interest expense	2,980	3,869	12,280	14,745
Period End Balances
Investment securities	$100,848	$111,323
Fed funds sold	38,859	6,279
Loans (net of unearned discount)	224,065	261,449
Allowance for loan and lease losses	9,322	10,524
Assets	395,357	409,142
Non-interest bearing deposits	37,473	35,370
Total deposits	332,842	346,062
Borrowings	46,548	48,128
Shareholders’ equity	12,564	11,594
Average shares outstanding – basic	2,674	2,623	2,667	2,623
Average shares outstanding – diluted	2,674	2,623	2,667	2,623
Asset Quality
Non-accrual loans	$22,394	$30,963
Loans past due 90 days and still accruing	1,852	1,492
Loans restructured(1)	7,786	6,510
Other real estate owned	6,809	2,394
Other non-performing assets	3,977	2,330
Total non-performing assets	42,818	43,689
Charge-offs	1,091	2,693	$3,603	$8,392
Recoveries	4	55	41	318
Per Share Data & Ratios
Net income (loss) available to common shareholders-basic and diluted	$(0.02)	$(0.86)	$0.05	$(6.06)
Book value per common share	$4.78	$4.42
Tangible common equity per common share	$0.37	$0.03
Return (loss) on average assets(2)	0.12%	(2.01)%	0.19%	(3.41)%
Return (loss) on average equity (2)	3.63%	(52.01)%	6.06%	(60.19)%
Efficiency ratio (3)	82.77%	87.13%	79.64%	87.05%
Average loans to average deposits(4)	68.71%	75.82%	71.55%	76.13%
Allowance for loan and lease losses/Loans EOP	4.16%	4.03%
(1) Loans restructured, accruing and in compliance with modified terms. (2) Calculation excludes the effective dividend on preferred stock
(3) The efficiency ratio is a non-GAAP measure calculated by dividing noninterest expense by net interest income plus noninterest income. (4) Excludes mortgage loans held for resale
Reconciliation of Efficiency Ratio
Non-interest expense	$2,980	$3,869	$12,280	$14,745
Net interest income plus non-interest income	3,600	4,440	15,418	16,939
Efficiency Ratio	82.77%	87.13%	79.64%	87.05%